CONVERTIBLE DEBENTURE AGREEMENT

This Convertible Debenture Agreement is dated the 29th day of September, 2003 between Holmes Herbs, Inc. (the "Company") and Rockridge Capital Corp.
(the "Lender").

Whereas the Company wishes to borrow money from the Lender upon the terms and conditions set forth in this Agreement;

This Agreement Witnesses that in consideration of the premises and mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1.	Principal Amount:  The Lender agrees to advance to the Company the principal sum of US$100,000 ("Principal").  All amounts advanced by the Lender to the
   Company prior to this Convertible Debenture Agreement will be considered part of the Principal amount and fall within the terms hereof.

2.	Term:  The term of the loan is two years following the date of issuance of this Convertible Debenture Agreement set forth above.

3.	Promise to Pay:  For value received, the Company hereby promises to pay to the Lender the Principal, and to pay interest thereon from the date of issuance of this Convertible Debenture Agreement and advancement of all of a portion of the Principal, at the rate of ten percent (10%) per annum calculated and compounded annually, on or before the end of the term hereof.

4.	Early Payment:  The Company may prepay the principal and interest accrued to the date of payment, in whole or in part, without penalty.

5.	Conversion Right:  If all of any portion of the Principal and interest remains unpaid at the end of the term, the Lender shall have the right to convert the Principal and interest earned thereon to common stock in the Company at a value of US$0.50 per share, by providing the Company with written notice of conversion and an executed Subscription Agreement. Upon receipt of notice and the Subscription Agreement, the Company shall forthwith issue to the Lender sufficient common shares to pay the amount that is subject to conversion.

6.	Waiver of Notice:  Notice of demand and presentment for payment are hereby waived.

7.	Counterparts:  This Convertible Debenture Agreement may be executed in counterparts and delivered by facsimile.

Executed at Las Vegas, Nevada.

Holmes Herbs, Inc.

Per: /signed/  [SIGNATURE]
             ----------------------
      President

Rockridge Capital Corp.

Per:/signed/  [SIGNATURE]
             ----------------------
      Managing Director